UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): May 25, 2010

PLATO LEARNING, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-20842	36-3660532
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10801 Nesbitt Avenue South Bloomington, MN	55437
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (952) 832-1000

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

At a special meeting of stockholders held on May 25, 2010, the stockholders of PLATO Learning, Inc., a Delaware corporation (the "Company"), approved and adopted the Agreement and Plan of Merger (the "Merger Agreement") by and among the Company, Project Porsche Holdings Corporation, a Delaware corporation ("Parent"), and Project Porsche Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub") and the merger contemplated thereby (the "Merger").  The Company's stockholders cast 20,772,629 votes for and 176,020 votes against the approval and adoption of the Merger Agreement and the Merger.  There were 8,639 abstentions and broker non-votes with respect to the approval and adoption of the Merger Agreement and the Merger.

On May 25, 2010, the Company also consummated the Merger, pursuant to which Merger Sub merged with and into the Company, resulting in the Company continuing as the surviving corporation and as a wholly-owned subsidiary of Parent. Parent is controlled by a private equity fund associated with Thoma Bravo, LLC.

As a result of the Merger, each issued and outstanding share of common stock of the Company, other than shares owned by the Company, Parent, or Merger Sub, was cancelled and extinguished and automatically converted into the right to receive $5.60 in cash, without interest.  The total amount of the consideration payable in connection with the Merger is approximately $143 million in cash.  The funds used by Parent to consummate the Merger are from equity contributions by Thoma Bravo Fund IX, L.P., HarbourVest Partners 2007 Direct Fund L.P. and HarbourVest Partners VIII-Buyout Fund L.P. and proceeds received by Thoma Bravo, LLC in connection with debt financing provided by Wells Fargo Capital Finance, LLC.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As a result of the Merger, the Company no longer fulfills the numerical listing requirements of the Nasdaq Global Market ("Nasdaq").  Accordingly, following completion of the Merger, the Company notified Nasdaq and requested that Nasdaq (i) withdraw the Company's common stock from listing on Nasdaq prior to the open of trading on May 26, 2010 and (ii) file with the Securities and Exchange Commission (the "SEC") an application on Form 25 to report that the Company's common stock is no longer listed on Nasdaq.  As a result, the Company's common stock will no longer be listed on Nasdaq. The Company intends to file with the SEC a certification on Form 15 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requesting that the its common Stock be deregistered and that the Company's reporting obligations under Sections 13 and 15(d) of the Exchange Act be suspended.

Item 3.03.	Material Modifications to Rights of Security Holders.

In connection with the consummation of the Merger, each share of common stock of the Company issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive $5.60 per share in cash, without interest and subject to applicable withholding taxes.

Item 5.01.	Changes in Control of Registrant.

The information in Item 2.01 is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the consummation of the Merger and in accordance with the Merger Agreement, each of the directors of the Company was replaced and the directors of Merger Sub became the directors of the Company as of the effective time of the Merger.

In connection with the consummation of the Merger and in accordance with the Merger Agreement, the officers of Merger Sub became the officers of the Company as of the effective time of the Merger.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

Pursuant to the Merger Agreement, at the effective time of the Merger, the Company's certificate of incorporation was amended and restated in its entirety to read as provided in the Merger Agreement.

Pursuant to the Merger Agreement, at the effective time of the Merger, the bylaws of Merger Sub, as in effect immediately prior to the effective time of the Merger, became the bylaws of the surviving corporation (except that the name of surviving corporation at the effective time of the Merger was changed to "Plato Learning, Inc.").

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The information in Item 2.01 is incorporated herein by reference.

Item 8.01.	Other Events.

On May 25, 2010, pursuant to the terms of the Merger Agreement, the parties consummated the Merger and Merger Sub merged with and into the Company, with the Company being the surviving corporation and a wholly owned subsidiary of Parent.

On May 25, 2010, the Company issued a press release announcing that the parties consummated the Merger. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PLATO LEARNING, INC.

Date: May 25, 2010	By: /s/ Robert J. Rueckl
Robert J. Rueckl
Vice President and
Chief Financial Officer

EXHIBIT INDEX

No.	Description	Manner of Filing
99.1	Press Release dated May 25, 2010	Filed Electronically